Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

July 2, 2021

Board of Directors
ClearSign Technologies Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Re:	Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statements on Form S-8 to be filed by you with the Securities and Exchange Commission on July 2, 2021 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, which you are filing with respect to the Carryover Shares (as defined below) authorized for issuance under the 2011 Plan (as defined below).

The Registration Statement reflects that on June 17, 2021 (the “Approval Date”), the stockholders of the ClearSign Technologies Corporation, a Washington corporation (the “Company”) approved the 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to the terms of the 2021 Plan, the maximum number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) that may be issued under the 2021 Plan shall be the sum of (i) 3,125,466 newly available shares of Common Stock, and (ii) any shares subject to stock options or similar awards granted under the 2011 Plan as of the Approval Date that, after the Approval Date, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2011 Plan as of the Approval Date that, after the Approval Date, are forfeited to or are repurchased by the Company (the “Carryover Shares”), with the maximum number of Carryover Shares to be added to the 2021 Plan pursuant to the 2011 Plan equal to 3,512,619 shares of Common Stock. The total number of shares of Common Stock of the Company authorized for issuance under the 2021 Plan is 6,638,085.

For purposes of this opinion letter, we have examined the 2011 Plan, the 2021 Plan, the Registration Statement, the Articles of Incorporation and the Bylaws of the Company, as amended or restated, the proceedings and other actions of the Company that provide for the issuance of the Carryover Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Carryover Shares under the 2021 Plan. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Carryover Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s board of directors or its applicable committee authorizing the Company to issue and deliver the Carryover Shares will be in full force and effect at all times at which such Carryover Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

It is our opinion that, when issued and sold in the manner referred to in the 2021 Plan and pursuant to the standard practices which accompany any sale under the 2021 Plan, the Carryover Shares will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto. In giving our consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP